Exhibit 23.2

Consent of Independent Auditor

The Board of Directors

Worthington Armstrong Venture:

We consent to the use of our report dated February 15, 2016, with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income and comprehensive income, partners’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Armstrong World Industries, Inc. incorporated herein by reference.

/s/ KPMG LLP

Harrisburg, Pennsylvania

July 8, 2016